Exhibit 99.1

U.S. Well Services Regains Compliance with Nasdaq Market Value of Listed Securities Rule

HOUSTON, January 25, 2021 (GLOBE NEWSWIRE) - - U.S. Well Services, Inc. (Nasdaq: USWS) today announced it has received written notice from the Listing Qualifications Staff of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it has regained compliance with Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”).

The Company was previously notified by Nasdaq on August 14, 2020 that it was not in compliance with the MVLS Requirement, and that it had until February 10, 2021 to regain compliance.

As previously disclosed, the Company was also notified by Nasdaq on December 29, 2020 that it had not regained compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) by its December 28, 2020 deadline.  The Company plans to present its plan to regain compliance with the Minimum Bid Price Requirement at its upcoming hearing before a Nasdaq Hearings Panel.

About U.S. Well Services, Inc.

U.S. Well Services, Inc. is a leading provider of hydraulic fracturing services and a market leader in electric fracture stimulation. The Company’s patented electric frac technology provides one of the first fully electric, mobile well stimulation systems powered by locally-supplied natural gas, including field gas sourced directly from the wellhead. The Company’s electric frac technology dramatically decreases emissions and sound pollution while generating exceptional operational efficiencies, including significant customer fuel cost savings versus conventional diesel fleets. For more information visit: www.uswellservices.com. Information on our website is not part of this release.

Contacts:

U.S. Well Services

Josh Shapiro

Vice President, Finance and Investor Relations

IR@uswellservices.com

Dennard Lascar Investor Relations

(713) 529-6600

USWS@dennardlascar.com

Source: U.S. Well Services, Inc.